Exhibit 99.1

News Announcement

Conference Call:

Today, February 4, 2010 at 10:00 a.m. ET

Dial-in number:

212/231-2909

Webcast:

www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FOURTH

QUARTER REVENUE OF $555.8 MILLION

- Fourth Quarter Net Loss Attributable to Shareholders of $355.4 Million, Reflecting
Non-Cash Impairment Charge of $520.6 Million -

- Fourth Quarter EBITDA of $120.9 Million -

- Establishes 2010 First Quarter and Full Year Guidance -

Wyomissing, Penn., (February 4, 2010) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported fourth quarter operating results for the three and twelve months ended December 31, 2009, as summarized below:

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2009 Actual	2009 Guidance (2)	2008 Actual	2009 Actual	2009 Guidance (2)	2008 Actual
Net revenues	$555.8	$577.2	$571.1	$2,369.3	$2,390.6	$2,423.1
EBITDA (1)	120.9	130.2	119.2	565.8	575.1	595.4
Less charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, merger termination settlement fees, net of related expenses, and other expenses	(478.8)	(112.7)	(497.8)	(833.2)	(467.2)	(748.7)
Less net loss attributable to noncontrolling interests	(2.5)	—	—	(2.5)	—	—
Net (loss) income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$(355.4)	$17.5	$(378.6)	$(264.9)	$107.9	$(153.3)

Diluted (loss) earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$(4.54)	$0.16	$(4.77)	$(3.39)	$1.01	$(1.81)

Diluted weighted-average common shares outstanding (3)	78,351	107,225	79,319	78,122	107,006	84,536

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

-more-

(2)          The figures in these columns present the guidance Penn National Gaming provided on October 21, 2009 for the three and twelve months ended December 31, 2009.

(3)          Since the Company reported a loss from operations for the three and twelve months ended December 31, 2009 and 2008, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries.

Reconciliation of Fourth Quarter 2009 Results to Guidance

(in millions)	Three Months Ended December 31, 2009 - Pre-tax

EBITDA per guidance (1)	$130.2

Ohio lobbying in excess of guidance	(2.0)
Property results	(7.3)
Subtotal	(9.3)

EBITDA as reported	$120.9

(in millions)	Three Months Ended December 31, 2009

Net income per guidance (1)	$17.5
Income taxes	17.5
Net income before income taxes per guidance	35.0

Impairment losses, pre-tax	(520.6)
EBITDA variance described above, pre-tax	(9.3)
Depreciation, pre-tax	(2.5)
Other, pre-tax	(1.3)

Loss from operations before income taxes as reported	$(498.7)

(1)          The figures in these rows present the guidance Penn National Gaming provided on October 21, 2009 for the three and twelve months ended December 31, 2009.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “While we are disappointed with fourth quarter net revenue and EBITDA levels which continue to reflect the impact of the economy, we believe the fourth quarter of 2009 could be the Company’s most successful quarter ever from a future development and expansion perspective.  We had positive election outcomes in Ohio and West Virginia, our joint venture with International Speedway Corporation was selected by the Kansas Lottery Gaming Facility Review Board to develop and operate a casino at Kansas Speedway, and we were selected by the Maryland Video Lottery Location Commission to develop and manage a video lottery terminal facility in Cecil County, Maryland.  In addition, in early 2010, the Pennsylvania Legislature approved table games.  It is evident from our fourth quarter progress that we have well-developed strategies to create new long-term value for shareholders by deploying Penn National’s strong balance sheet and facility development skills to operate in new jurisdictions.  New facilities in Maryland, Ohio and Kansas — all of which will be opened within the next two to three years — will further diversify our geographical reach, expand our current base of slot machines by approximately 20% and position the Company to be less susceptible to cannibalization from future gaming expansion.

“Unfortunately, we have limited control over how consumers are continuing to respond to economic pressures and as a result, the gaming industry experienced revenue compression again in the fourth quarter.  Penn National’s fourth quarter operating results reflect reductions in consumer spending in almost every market and while customer visit levels are off only modestly, we’re continuing to see less spend per visit.  We have undertaken extensive analysis of gaming trends, which indicate that regional gaming spending declines are slowing.  However, at this time, these trends generally do not support expectations of 2010 revenues exceeding 2009 levels and these expectations are reflected in our guidance.

“Fourth quarter and full year GAAP net loss reflects a fourth quarter pre-tax impairment charge of $520.5 million, as a portion of the value of the goodwill and other intangible assets associated with the original purchase of the Lawrenceburg facility was determined to be impaired as a result of the anticipated impact of gaming expansion in Ohio.  GAAP requires that this evaluation be performed on each individual property and, therefore, even though we believe the November election outcome in Ohio will, on a net basis, eventually add significant incremental shareholder value for Penn National, the accounting rules do not provide for evaluating goodwill and intangible impairments against the Company’s entire portfolio and development pipeline.”

Growth Pipeline Update

Mr. Carlino continued, “In Maryland, following approval by the Maryland Video Lottery Location Commission, we have commenced construction on one of the state’s first gaming operations, a $97.5 million Hollywood-themed facility with 75,000 square feet of gaming space, 1,500 video lottery terminals, food and beverage offerings and parking for over 1,600 vehicles.  Based on construction progress to date, the facility is expected to open to the public in late 2010, which will likely result in historically high returns on capital before other facilities in the state come on line.

“In a statewide election last November, Ohio voters approved the Issue 3 constitutional ballot initiative authorizing casino gaming at specified sites in Cincinnati, Cleveland, Columbus and Toledo.  As a result, Penn National has begun to develop the Toledo and Columbus facilities, with planned investments of approximately $300 million and $400 million, respectively, and targeted opening dates in late 2012.  We have already completed the acquisition of the 44-acre Toledo site and approximately 24 acres in the Columbus Arena District.  In addition, as announced last month, we are also working closely with Columbus community leaders on the parallel pursuit of an alternative Columbus site.  We recently entered into an option to purchase the 123-acre site of the former Delphi Automotive plant on Columbus’ West Side as an alternate location for our planned development of Hollywood Casino Columbus.  Our selection of the Delphi site is based on support from the community and ease of customer access.  In addition, its status as a brownfield site fits well with our original vision of urban revitalization.  On January 27, 2010, the Ohio Legislature approved the language for a Constitutional amendment changing the designated casino location in Columbus to the Delphi site.  The issue is now scheduled to appear on the statewide ballot in May 2010.  Given the uncertain outcome in the legislature and at the ballot, we are pursuing development at both Columbus sites simultaneously.

“During the fourth quarter, Penn National and its partner, International Speedway Corporation were selected by the Kansas Lottery Gaming Facility Review Board to develop and operate a Hollywood-themed entertainment destination facility overlooking Turn 2 at Kansas Speedway in Kansas City.  Subject to background investigations and licensing by the Kansas Racing and Gaming Commission, which are expected to be completed in early 2010, the Penn National/ISC joint venture will begin construction in the second half of this year with a planned opening in early 2012.  With an overall budget of approximately $410 million inclusive of land and licensing, this facility will feature a 100,000-square-foot casino floor with capacity for 2,300 slot machines and 86 table games, a high-energy lounge and a variety of dining and entertainment options.  We estimate that Penn National Gaming’s share of the future cash expenditures will be approximately $155 million.

“While we are intent on deploying our strong capital base for return focused growth opportunities, we will continue to exercise extreme diligence and discipline in capital allocation decisions.   Accordingly, while we had a well developed plan to create value from the bankrupt Las Vegas Fontainebleau project, and in November submitted a proposal to become the stalking horse bidder in the auction process, another bidder emerged who was willing to pay, on a relative basis, more than what we believe the unfinished asset is worth given the cost to complete the project.

“While it is difficult to gauge the pace of an economic recovery, we are confident that the Company’s facility development skills, strong liquidity position and capital structure, committed management and personnel, prudent management of our property base and exercising appropriate risk management disciplines will generate long-term shareholder value and that Penn National will be well-positioned to benefit from healthier levels of consumer spending as they occur.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn’s Share of Planned Total Budget		Amount Expended through December 31, 2009		Expected Opening Date
		(in millions)

Hollywood Casino Lawrenceburg (IN) - Amenities - Meeting space and kitchen on the vessel lower level, new steakhouse/lounge, mid-priced restaurant/bar and coffee venue on the gaming-entry level of the landside pavilion.	—	$14		$14		$1.2		Meeting Space - 1st Quarter2010 Steakhouse/Lounge & Bar - 2nd Quarter 2010 Mid-Priced Restaurant/Bar/Coffee - 3rd Quarter 2010

Perryville, Cecil County (MD) - Construction has begun on the new facility with 75,000 square feet of gaming space on a 36-acre parcel of land in Perryville, MD adjacent to Interstate 95. The Hollywood-themed structure will include 1,500 video lottery terminals along with food and beverage offerings and extensive parking.	1,500	$98		$98		$29.3		4th Quarter 2010

Empress Casino Hotel (IL) - Construction of an 1,100 space parking garage, new pavilion containing restaurants and public areas, Phase II gaming vessel upgrades, VIP amenities and Phase II outdoor landscaping.	—	$81	(1)	$81	(1)	$12.1	(1)	Parking Deck - Opened February 2010 Land-Based Pavilion - 4th Quarter 2010 Phase II Vessel Upgrades - 1st Quarter 2011

Charles Town (WV) - The residents of Jefferson County, WV approved table games in a referendum in December 2009. Project scope and budget are still under review, with an estimated addition of 85 table games, 27 poker tables and the addition of a steakhouse/lounge and Hollywood on the Roof entertainment lounge.	865	$40		$40		$0.4		Table Games/Poker/Entertainment Lounge - 3rd Quarter 2010 Steakhouse/Lounge - 4th Quarter 2010

Hollywood Casino Grantville (PA) - With the legalization of table games in Pennsylvania in January 2010, project scope and budgets are presently under review. Phase I includes an estimated 40 table games and 12 poker tables within the existing facility.	400	$25		$25		$0.3		Phase I - 4th Quarter 2010

Hollywood Casino Toledo (OH) - With the passage of Issue 3 in November 2009 authorizing casinos in Toledo, Columbus, Cincinnati and Cleveland, project scope and budgets are in development for the Toledo site, with a 125,000 square foot casino with up to 3,000 slot machines, 80 table games and 20 poker tables, a 2,500 space parking garage, plus food and beverage outlets and entertainment lounge.	3,760	$300	(2)	$270	(2)	$2.5		Second Half 2012

Hollywood Casino Columbus (OH) - With the passage of Issue 3 in November 2009 authorizing casinos in Columbus, Toledo, Cincinnati and Cleveland, project scope and budgets are in development for the Columbus 180,000 square foot casino with up to 4,000 slot machines at opening, up to 100 table games and 25 poker tables, a 4,000 space parking garage, plus food and beverage outlets and entertainment lounge.	4,950	$400	(2)	$360	(2)	—		Second Half 2012

Kansas Motor Speedway (KS) - The Kansas Gaming Facility Review Board approved the 50/50 joint venture project proposed by a subsidiary of Penn National Gaming and a subsidiary of International Speedway Corp. in December 2009. Project design is currently underway with Kansas Lottery Commission approval for an 100,000 square foot casino, with a minimum of 2,300 slot machines, 61 table games and 25 poker tables, a 1,500 space parking deck, plus a variety of dining and entertainment options.	2,977	$410	(3)	$155	(3)	$12.9		1st Quarter 2012

(1)          Net of amounts received from insurance proceeds.

(2)          Issue 3 requires a total minimum initial investment of at least $250 million per facility in addition to the $50 million initial license fee.  The noncontrolling interest contribution for Toledo and Columbus is $30 million and $40 million, respectively.

(3)          The planned total budget, including land and licensing, is $410 million.  Initial project design budget with market cost estimates anticipated by early 2nd Quarter 2010.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2010 first quarter and full year, based on the following assumptions:

•                  Economic conditions do not deteriorate any further;

•                  Six months of West Virginia table game results;

•                  Excludes any results for Pennsylvania table games;

•                  Excludes any results for Hollywood Casino Perryville;

•                  Includes $8.8 million of preopening expenses for West Virginia table games, Hollywood Casino Perryville, Pennsylvania table games, Ohio (excluding expenses recaptured from non-controlling interests), and Empress Casino Hotel;

•                  Excludes expected gain from insurance proceeds related to Empress Casino Hotel fire which destroyed the casino’s land side entertainment pavilion;

•                  Depreciation and amortization charges in 2010 of $207.4 million, with $51.7 million projected to be incurred in the first quarter of 2010;

•                  Loss on disposal of assets of $1.7 million for 2010, with $0.4 million of the loss projected to be incurred in the first quarter of 2010;

•                  Estimated non-cash stock compensation expenses of $26.7 million for 2010, with $6.8 million of the cost incurred in the first quarter of 2010;

•                  LIBOR is based on the forward curve;

•                  Blended income tax rate of 45.0%;

•                  No further impairment charges;

•                  A diluted share count of approximately 108.0 million shares; and

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2010 Guidance	2009 Actual	2010 Guidance	2009 Actual
Net revenues	$596.7	$612.2	$2,433.2	$2,369.3
EBITDA (1)	137.9	158.9	563.0	565.8
Less charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, merger termination settlement fees, net of related expenses, and other expenses	(113.0)	(118.2)	(455.3)	(833.2)
Less net loss attributable to noncontrolling interests	—	—	—	(2.5)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$24.9	$40.7	$107.7	$(264.9)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.23	$0.38	$1.00	$(3.39)

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$99,392	$109,083	$27,081	$31,476
Hollywood Casino Lawrenceburg	105,858	97,509	32,894	27,163
Hollywood Casino at Penn National Race Course	69,109	58,677	11,967	10,419
Hollywood Casino Aurora	40,296	45,313	11,821	16,581
Empress Casino Hotel	31,936	36,444	6,248	8,509
Argosy Casino Riverside	46,481	46,720	15,176	16,055
Hollywood Casino Baton Rouge	27,110	33,546	9,580	14,215
Argosy Casino Alton	17,382	18,884	4,185	3,481
Hollywood Casino Tunica	20,971	19,523	3,295	4,028
Hollywood Casino Bay St. Louis	20,255	25,668	2,754	5,179
Argosy Casino Sioux City	13,099	12,706	4,609	4,480
Boomtown Biloxi	16,686	18,082	3,560	4,531
Hollywood Slots Hotel and Raceway	16,273	14,507	2,594	2,197
Bullwhackers	4,678	4,499	(306)	(665)
Black Gold Casino at Zia Park	19,758	23,840	5,618	7,567
Casino Rama management service contract	3,841	3,148	3,586	2,865
Raceway Park	1,353	1,467	(267)	(294)
Sanford-Orlando Kennel Club	1,328	1,470	(280)	(205)
Earnings from Pennwood Racing, Inc.	—	—	(366)	(476)
Corporate overhead	—	—	(22,831)	(37,921)
Total	$555,806	$571,086	$120,918	$119,185

	NET REVENUES		EBITDA (1)
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$455,350	$477,032	$127,622	$137,945
Hollywood Casino Lawrenceburg	422,015	432,082	128,475	136,062
Hollywood Casino at Penn National Race Course (2)	292,670	224,935	50,828	34,371
Hollywood Casino Aurora	184,776	198,693	56,895	64,516
Empress Casino Hotel (3)	107,058	168,663	23,717	41,094
Argosy Casino Riverside	193,785	186,132	66,006	63,533
Hollywood Casino Baton Rouge	122,994	131,013	47,964	53,690
Argosy Casino Alton	78,230	84,040	18,762	19,829
Hollywood Casino Tunica	92,896	88,540	21,265	21,390
Hollywood Casino Bay St. Louis	95,060	101,997	19,592	21,665
Argosy Casino Sioux City	53,927	54,774	19,444	19,078
Boomtown Biloxi	73,881	75,701	19,826	21,063
Hollywood Slots Hotel and Raceway	67,176	55,780	11,807	10,724
Bullwhackers	19,658	22,128	23	(783)
Black Gold Casino at Zia Park	81,743	90,255	26,317	32,452
Casino Rama management service contract	14,787	16,725	13,395	15,183
Raceway Park	6,963	7,549	(812)	(995)
Sanford-Orlando Kennel Club	6,306	7,014	(110)	(131)
Earnings from Pennwood Racing, Inc.	—	—	(1,121)	(1,526)
Corporate overhead	—	—	(84,046)	(93,782)
Total	$2,369,275	$2,423,053	$565,849	$595,378

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(3)          Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

Reconciliation of EBITDA to Net Loss attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
EBITDA	$120,918	$119,185	$565,849	$595,378
Loss from joint venture	366	476	1,121	1,526
Depreciation and amortization	(53,009)	(44,347)	(194,436)	(173,545)
Charge for stock compensation	(6,456)	(8,338)	(28,360)	(26,857)
Impairment losses	(520,568)	(481,333)	(532,377)	(481,333)
Empress Casino Hotel fire	(121)	—	(6,063)	—
Loss on disposal of assets	(672)	(611)	(332)	(1,610)
Loss from operations	$(459,542)	$(414,968)	$(194,598)	$(86,441)
Interest expense	(37,110)	(40,196)	(134,984)	(169,827)
Interest income	872	6,406	6,522	8,362
Loss from joint venture	(366)	(476)	(1,121)	(1,526)
Merger termination settlement fees, net of related expenses	—	(45)	—	195,426
Loss on early extinguishment of debt	(1,194)	—	(4,793)	—
Other	(1,326)	4,901	1,093	6,421
Taxes on income	140,761	65,805	60,468	(105,738)
Net loss including noncontrolling interests	(357,905)	(378,573)	(267,413)	(153,323)
Less: Net loss attributable to noncontrolling interests	(2,465)	—	(2,465)	—
Net loss attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$(355,440)	$(378,573)	$(264,948)	$(153,323)

Reconciliation of Loss from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended December 31, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$21,086	$—	$—	$—	$6,374	$(379)	$—	$27,081
Hollywood Casino Lawrenceburg	(497,168)	—	520,568	—	9,494	—	—	32,894
Hollywood Casino at Penn National Race Course	1,407	—	—	—	10,244	316	—	11,967
Hollywood Casino Aurora	9,980	—	—	—	1,841	—	—	11,821
Empress Casino Hotel	3,359	—	—	121	2,571	197	—	6,248
Argosy Casino Riverside	11,624	—	—	—	3,040	512	—	15,176
Hollywood Casino Baton Rouge	7,298	—	—	—	2,275	7	—	9,580
Argosy Casino Alton	2,774	—	—	—	1,411	—	—	4,185
Hollywood Casino Tunica	1,702	—	—	—	1,603	(10)	—	3,295
Hollywood Casino Bay St. Louis	(780)	—	—	—	3,523	11	—	2,754
Argosy Casino Sioux City	3,553	—	—	—	1,046	10	—	4,609
Boomtown Biloxi	522	—	—	—	3,023	15	—	3,560
Hollywood Slots Hotel and Raceway	(842)	—	—	—	3,428	8	—	2,594
Bullwhackers	(453)	—	—	—	162	(15)	—	(306)
Black Gold Casino at Zia Park	4,578	—	—	—	1,040	—	—	5,618
Casino Rama management service contract	3,586	—	—	—	—	—	—	3,586
Raceway Park	(366)	—	—	—	99	—	—	(267)
Sanford-Orlando Kennel Club	(415)	—	—	—	135	—	—	(280)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(366)	(366)
Corporate overhead	(30,987)	6,456	—	—	1,700	—	—	(22,831)
Total	$(459,542)	$6,456	$520,568	$121	$53,009	$672	$(366)	$120,918

Three Months Ended December 31, 2008

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$25,631	$—	$—	$5,845	$—	$—	$31,476
Hollywood Casino Lawrenceburg	(191,544)	—	214,100	4,606	1	—	27,163
Hollywood Casino at Penn National Race Course	3,641	—	—	6,778	—	—	10,419
Hollywood Casino Aurora	(29,060)	—	43,696	1,932	13	—	16,581
Empress Casino Hotel	(88,125)	—	94,377	2,332	(75)	—	8,509
Argosy Casino Riverside	12,512	—	—	3,497	46	—	16,055
Hollywood Casino Baton Rouge	11,872	—	—	2,260	83	—	14,215
Argosy Casino Alton	(12,044)	—	14,116	1,405	4	—	3,481
Hollywood Casino Tunica	2,366	—	—	1,689	(27)	—	4,028
Hollywood Casino Bay St. Louis	1,106	—	—	3,508	565	—	5,179
Argosy Casino Sioux City	3,361	—	—	1,119	—	—	4,480
Boomtown Biloxi	1,668	—	—	2,862	1	—	4,531
Hollywood Slots Hotel and Raceway	(83,479)	—	82,654	3,022	—	—	2,197
Bullwhackers	(15,296)	—	14,185	447	(1)	—	(665)
Black Gold Casino at Zia Park	6,517	—	—	1,050	—	—	7,567
Casino Rama management service contract	2,865	—	—	—	—	—	2,865
Raceway Park	(389)	—	—	95	—	—	(294)
Sanford Orlando Kennel Club	(336)	—	—	131	—	—	(205)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	(476)	(476)
Corporate overhead	(66,234)	8,338	18,205	1,769	1	—	(37,921)
Total	$(414,968)	$8,338	$481,333	$44,347	$611	$(476)	$119,185

Reconciliation of Loss from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Twelve Months Ended December 31, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$103,356	$—	$—	$—	$24,647	$(381)	$—	$127,622
Hollywood Casino Lawrenceburg	(431,754)	—	532,377	—	27,846	6	—	128,475
Hollywood Casino at Penn National Race Course	14,394	—	—	—	36,120	314	—	50,828
Hollywood Casino Aurora	49,607	—	—	—	7,282	6	—	56,895
Empress Casino Hotel (1)	9,511	—	—	6,063	7,919	224	—	23,717
Argosy Casino Riverside	53,760	—	—	—	11,765	481	—	66,006
Hollywood Casino Baton Rouge	39,336	—	—	—	9,158	(530)	—	47,964
Argosy Casino Alton	12,980	—	—	—	5,960	(178)	—	18,762
Hollywood Casino Tunica	14,627	—	—	—	6,594	44	—	21,265
Hollywood Casino Bay St. Louis	5,506	—	—	—	14,051	35	—	19,592
Argosy Casino Sioux City	15,065	—	—	—	4,334	45	—	19,444
Boomtown Biloxi	7,870	—	—	—	11,775	181	—	19,826
Hollywood Slots Hotel and Raceway	(2,072)	—	—	—	13,874	5	—	11,807
Bullwhackers	(1,108)	—	—	—	1,134	(3)	—	23
Black Gold Casino at Zia Park	22,063	—	—	—	4,254	—	—	26,317
Casino Rama management service contract	13,395	—	—	—	—	—	—	13,395
Raceway Park	(1,206)	—	—	—	394	—	—	(812)
Sanford-Orlando Kennel Club	(641)	—	—	—	531	—	—	(110)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(1,121)	(1,121)
Corporate overhead	(119,287)	28,360	—	—	6,798	83	—	(84,046)
Total	$(194,598)	$28,360	$532,377	$6,063	$194,436	$332	$(1,121)	$565,849

Twelve Months Ended December 31, 2008

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$114,726	$—	$—	$23,182	$37	$—	$137,945
Hollywood Casino Lawrenceburg	(96,094)	—	214,100	17,951	105	—	136,062
Hollywood Casino at Penn National Race Course (2)	11,530	—	—	22,830	11	—	34,371
Hollywood Casino Aurora	13,009	—	43,696	7,795	16	—	64,516
Empress Casino Hotel	(63,922)	—	94,377	10,680	(41)	—	41,094
Argosy Casino Riverside	48,526	—	—	14,941	66	—	63,533
Hollywood Casino Baton Rouge	43,829	—	—	9,236	625	—	53,690
Argosy Casino Alton	(301)	—	14,116	5,990	24	—	19,829
Hollywood Casino Tunica	14,363	—	—	7,003	24	—	21,390
Hollywood Casino Bay St. Louis	6,025	—	—	15,065	575	—	21,665
Argosy Casino Sioux City	14,634	—	—	4,446	(2)	—	19,078
Boomtown Biloxi	9,753	—	—	11,178	132	—	21,063
Hollywood Slots Hotel and Raceway	(79,922)	—	82,654	7,992	—	—	10,724
Bullwhackers	(16,922)	—	14,185	1,934	20	—	(783)
Black Gold Casino at Zia Park	27,755	—	—	4,697	—	—	32,452
Casino Rama management service contract	15,183	—	—	—	—	—	15,183
Raceway Park	(1,368)	—	—	373	—	—	(995)
Sanford Orlando Kennel Club	(725)	—	—	594	—	—	(131)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	(1,526)	(1,526)
Corporate overhead	(146,520)	26,857	18,205	7,658	18	—	(93,782)
Total	$(86,441)	$26,857	$481,333	$173,545	$1,610	$(1,526)	$595,378

(1)          Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

(2)          Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues
Gaming	$506,252	$521,045	$2,158,028	$2,206,500
Management service fee	3,841	3,148	14,787	16,725
Food, beverage and other	80,962	82,166	339,235	334,206
Gross revenues	591,055	606,359	2,512,050	2,557,431
Less promotional allowances	(35,249)	(35,273)	(142,775)	(134,378)
Net revenues	555,806	571,086	2,369,275	2,423,053

Operating expenses
Gaming	273,908	278,381	1,161,510	1,181,870
Food, beverage and other	67,193	62,489	266,351	257,653
General and administrative	100,549	119,504	403,136	415,093
Impairment losses	520,568	481,333	532,377	481,333
Empress Casino Hotel fire	121	—	6,063	—
Depreciation and amortization	53,009	44,347	194,436	173,545
Total operating expenses	1,015,348	986,054	2,563,873	2,509,494
Loss from operations	(459,542)	(414,968)	(194,598)	(86,441)

Other income (expenses)
Interest expense	(37,110)	(40,196)	(134,984)	(169,827)
Interest income	872	6,406	6,522	8,362
Loss from joint venture	(366)	(476)	(1,121)	(1,526)
Merger termination settlement fees, net of related expenses	—	(45)	—	195,426
Loss on early extinguishment of debt	(1,194)	—	(4,793)	—
Other	(1,326)	4,901	1,093	6,421
Total other (expenses) income	(39,124)	(29,410)	(133,283)	38,856

Loss from operations before income taxes	(498,666)	(444,378)	(327,881)	(47,585)
Taxes on income	(140,761)	(65,805)	(60,468)	105,738
Net loss including noncontrolling interests	(357,905)	(378,573)	(267,413)	(153,323)
Less: Net loss attributable to noncontrolling interests	(2,465)	—	(2,465)	—
Net loss attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$(355,440)	$(378,573)	$(264,948)	$(153,323)

Loss per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic loss per common share	$(4.54)	$(4.77)	$(3.39)	$(1.81)
Diluted loss per common share	$(4.54)	$(4.77)	$(3.39)	$(1.81)

Weighted-average common shares outstanding:
Basic	78,351	79,319	78,122	84,536
Diluted	78,351	79,319	78,122	84,536

Diluted Share Count Methodology

Reflecting the issuance on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing $1.25 billion by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,656,716 shares and 27,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,656,716 shares (regardless of how much the stock price exceeds $67).

Since the Company reported a loss from operations for the three and twelve months ended December 31, 2009 and 2008, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries.

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss)

attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income (loss) from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2909; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until March 6, 2010 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21456575.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National Gaming’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;   the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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